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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.     )

Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐

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☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Cerner Corporation

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐ No fee required.
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SEC 1913 (02-02)	Persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

April 17, 2007
Dear Shareholder:
You are cordially invited to attend the Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) to be held at 10:00 a.m., local time, on May 25, 2007, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.
Details of the business to be conducted at the Annual Shareholders’ Meeting are given in the attached Notice of Annual Meeting and Proxy Statement. We will also report on matters of current interest to our shareholders. We hope you will be able to attend the meeting. However, even if you plan to attend in person, please vote your shares promptly to ensure they are represented at the meeting. You may submit your proxy vote by telephone or Internet as described in the following materials or by completing and signing the enclosed Proxy Card and returning it in the envelope provided. If you decide to attend the meeting and wish to change your proxy vote, you may do so automatically by voting in person at the meeting.
The prompt return of your Proxy in the enclosed postage prepaid envelope will help ensure that as many shares as possible are represented.
Very truly yours,
CERNER CORPORATION

Neal L. Patterson
Chairman of the Board of Directors and
Chief Executive Officer

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117
NOTICE OF ANNUAL SHAREHOLDERS’ MEETING
MAY 25, 2007
TO OUR SHAREHOLDERS:
The Annual Shareholders’ Meeting of Cerner Corporation will be held on May 25, 2007, at 10:00 a.m. local time, at our corporate headquarters, 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, at The Cerner Round auditorium in the Cerner Vision Center, for the following purposes:
1.	The election of three Directors, Gary E. Bisbee, Jr., Ph.D., Nancy-Ann DeParle and Michael E. Herman, each to serve for a three year term (see page 34 of the Proxy Statement);

2.	The ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2007 (see page 35 of the Proxy Statement); and,

3.	Any other business that may properly come before the Annual Shareholders’ Meeting of Shareholders or any adjournment thereof.
These items are more fully described in the following pages, which are made part of this notice.
The holder of record of each share of our common stock at the close of business on March 30, 2007 is entitled to receive notice of and to vote at the Annual Shareholders’ Meeting or any adjournment or postponement of the meeting. Shares of common stock can be voted at the Annual Shareholders’ Meeting only if the holder is present in person or by valid proxy. The Board of Directors of Cerner Corporation solicits you to sign, date and promptly mail the Proxy Card in the enclosed postage prepaid envelope or to vote your shares by telephone or the Internet, regardless of whether or not you intend to be present at the Annual Shareholders’ Meeting. You are urged, however, to attend the Annual Shareholders’ Meeting.
A copy of our Annual Report to Shareholders, which includes audited consolidated financial statements, is enclosed. The Annual Report is not part of our proxy soliciting material.

BY ORDER OF THE BOARD OF DIRECTORS,

Randy D. Sims
Secretary

You may vote your shares by telephone, via the Internet or by mail by following the instructions on your Proxy Card. If you vote by telephone or via the Internet, you should not return your Proxy Card. If you choose to vote by mail, please sign, date and return the Proxy Card in the envelope provided. The Proxy may be revoked at any time before your shares are voted at the meeting by submitting written notice of revocation to the Secretary of Cerner Corporation or by submitting another timely proxy by telephone, Internet or mail. If you are present at the meeting, you may choose to vote your shares in person, and the Proxy will not be used. If you hold shares through a broker or other custodian, please check the voting instructions used by that broker or custodian.

PROXY STATEMENT

CERNER CORPORATION
2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MISSOURI 64117

PROXY STATEMENT

2007 ANNUAL SHAREHOLDERS’ MEETING
MAY 25, 2007
This Proxy Statement, which is being mailed on or about April 17, 2007, is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Cerner Corporation, a Delaware corporation (the “Company”), for use at the Annual Shareholders’ Meeting of the Company to be held on May 25, 2007, commencing at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117, and any adjournment thereof. Your vote is very important. For this reason, the Board is requesting that you allow your Common Stock to be represented at the Annual Shareholders’ Meeting by the persons named as proxies on the enclosed Proxy Card.
GENERAL INFORMATION

Who can vote?	You are entitled to vote your outstanding shares of common stock, par value $.01 per share, of the Company (“Common Stock”) if our records show that you held your shares as of March 30, 2007, the record date for our meeting. At the close of business on that date, 79,060,865 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock has one vote. The enclosed Proxy Card shows the number of shares that you are entitled to vote. Your individual vote is confidential and will not be disclosed to third parties.

How do I vote?	If your Common Stock is held by a broker, bank or other nominee (i.e., in street name), you will receive instructions from it that you must follow in order to have your shares voted. The enclosed Proxy Card contains voting instructions.

If you hold your shares in your own name (i.e., as a holder of record), you may vote your shares by mail, by telephone or over the Internet. To vote by mail, you may instruct the persons named as proxies how to vote your Common Stock by signing, dating and mailing the Proxy Card in the envelope provided. You may vote by telephone or Internet 24 hours a day, 7 days a week until 11:59 p.m. (CT) on May 24, 2007. The enclosed Proxy Card contains instructions for telephone and Internet voting.

You may receive and need to vote more than one Proxy Card based on the number of accounts in which you hold Common Stock.

Of course, you can always come to the meeting and vote your shares in person.

How may I revoke my proxy instructions?	If you vote your shares, and later desire to change your vote (prior to the Annual Shareholders’ Meeting), you may revoke your proxy instructions by any of the following procedures:

1. Send us another signed proxy with a later date;

2. Send a letter to our Corporate Secretary revoking your proxy before your Common Stock has been voted by the persons named as proxies at the Annual Shareholders’ Meeting; or

3. Attend the Annual Shareholders’ Meeting and vote your shares in person.

How are votes counted?	The Annual Shareholders’ Meeting will be held if a majority of our outstanding shares entitled to vote is represented at the meeting. If you have returned valid proxy instructions or attend the meeting in person, your shares will be counted for the purpose of determining whether there is a quorum, even if you wish to abstain from voting on some or all matters introduced at the meeting. If a quorum is not present, the Annual Shareholders’ Meeting may be adjourned from time to time until a quorum is obtained.

If you give us a proxy without giving specific voting instructions, your shares will be voted by the persons named as proxies as recommended by the Board. We are not aware of any others matters to be presented at the Annual Shareholders’ Meeting except for those described in this Proxy Statement. However, if any other matters not described in this Proxy Statement are properly presented at the meeting, the persons named as proxies will use their own judgment to determine how to vote your shares. If the meeting is adjourned, your shares may be voted by the persons named as proxies on the new meeting date as well, unless you have revoked your proxy instructions prior to that time. All votes will be tabulated by two independent individuals appointed by the Board of Directors as Inspectors of Election.

What is a broker non-vote?	A “broker non-vote” occurs when a broker or other nominee holding shares for a beneficial owner does not vote on a particular proposal because the broker or other nominee does not have discretionary voting power with respect to that item and has not received instructions from the beneficial owner. Broker non-votes are counted as present or represented for purposes of determining the presence or absence of a quorum for the Annual Shareholders’ Meeting, if such shares are otherwise properly represented at the meeting in person or by proxy. Broker non-votes are not counted for purposes of determining the number of shares entitled to vote on any proposal which the broker or other nominee lacks discretionary authority.

If you are a beneficial shareholder and your broker holds your shares in its name, the broker is permitted to vote your shares on the election of Directors and ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm even if the broker does not receive voting instructions from you.

May I attend the Annual Shareholders’ Meeting?	If you were a holder of record on the record date, March 30, 2007, you may attend and vote at the Annual Shareholders’ Meeting. If you plan to attend the Annual Shareholders’ Meeting, please indicate this when you vote. If you want to vote in person shares you hold in street name, you will have to get a proxy in your name from your bank or broker.

What vote is required?	In an uncontested Director election, an affirmative vote of a majority of the votes cast, in person or by proxy, is required for the election of Directors. Therefore, if you elect to withhold authority to vote for any nominee, such action will be counted as a vote against the nominee; however, if you do not vote for a nominee on your Proxy Card, your vote will not count for or against such nominee. No shareholder may vote in person or by proxy for greater than three nominees at the Annual Shareholders’ Meeting. Shareholders do not have cumulative voting rights in the election of Directors.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm will be adopted upon the affirmative vote of a majority of the shares voting on the proposal. Abstentions are treated as votes “Against” the proposal.

How does the Board	The Board recommends a vote:
recommend that I vote?
• For all nominees for Director; and
• For the ratification of the appointment of KMPG LLP as the independent registered public accounting firm of the Company for 2007.

Who pays the cost of this proxy solicitation?	The Company is paying the cost of this proxy solicitation. We will, upon request, reimburse brokers, banks and other nominees for their expenses in sending proxy material to their principals and obtaining their proxies. We will solicit proxies by mail, except for any incidental personal solicitation made by our Directors, officers and associates (employees), for which they will not be paid.

We have engaged ADP Investor Communication Services as paid solicitors in connection with the Annual Shareholders’ Meeting. ADP will be paid to solicit proxies and distribute proxy materials to nominees, brokers and institutions. The anticipated cost of such services is approximately $25,000.

Who should I call if I have questions?	If you have questions about the Annual Shareholders’ Meeting or voting, please call our Corporate Secretary, Randy Sims, at (816) 201-2556.

INFORMATION CONCERNING DIRECTORS
Our Board consists of eight persons, divided into three classes serving staggered terms of three years. The terms of our three Class III directors will expire at this year’s Annual Shareholders’ Meeting (if re-elected, their new terms will expire at the 2010 annual meeting). The terms of the Class I and Class II Directors will expire at the 2008 and 2009 annual meetings, respectively. The Board has determined that all six current non-employee members of the Board are independent directors as required by the Securities and Exchange Commission (SEC) and The NASDAQ Stock Market. The names of the Company’s Directors and information about them are set forth below.

CLASS I
John C. Danforth (Age 70) Member of the: • Compensation Committee • Nominating, Governance & Public Policy Committee	Mr. Danforth was a Director of the Company from May 1996 through June 2004 when he resigned to serve as Ambassador to the United Nations, where he served from July 2004 through January 2005. Mr. Danforth was re-appointed by the Board as a Director of the Company in February 2005. Mr. Danforth represented the State of Missouri in the U.S. Senate for 18 years until 1995 and served as a Director of The Dow Chemical Company and MetLife, Inc. until June 2004. Mr. Danforth is presently a partner in the law firm of Bryan Cave LLP; an advisory member of the Board of Trustees of Eisenhower Medical Center; and, serves as a Director of Greenhill & Co., Inc.

Neal L. Patterson (Age 57)	Mr. Patterson has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Patterson has been Chairman of the Board of Directors and Chief Executive Officer of the Company for more than five years. Mr. Patterson also served as President of the Company from March 1999 until August 1999.

William D. Zollars (Age 59) Member of the: • Audit Committee • Compensation Committee	Mr. Zollars has been a Director of the Company since May 2005. He is currently the Chairman, President and Chief Executive Officer of YRC Worldwide, which position he has held since November 1999. Prior to 1999, Mr. Zollars served as President of Yellow Transportation, Inc. from September 1996 through November 1999. From 1994 to 1996, Mr. Zollars was Senior Vice President of Ryder Integrated Logistics, and prior to that, Mr. Zollars spent time with Eastman Kodak in various executive positions. Mr. Zollars serves on the boards of the following public companies: YRC Worldwide, ProLogis and CIGNA Corporation. Mr. Zollars also serves on the boards of the Midwest Research Institute, National Association of Manufacturers, Heart of America United Way, American Trucking Associations, The Civic Council of Greater Kansas City, the American Royal Association, The Carlson School of Management at the University of Minnesota and the Business Roundtable.

CLASS II Clifford W. Illig (Age 56)	Mr. Illig has been a Director of the Company since 1980 and is a co-founder of the Company. Mr. Illig served as Chief Operating Officer of the Company for more than five years until October 1998 and as President of the Company for more than five years until March 1999. Mr. Illig has served as Vice Chairman of the Board of Directors since March 1999.

William B. Neaves, Ph.D. (Age 64) Member of the: • Audit Committee • Compensation Committee • Nominating, Governance & Public Policy Committee (Chairperson)	Dr. Neaves has been a Director of the Company since March 2001. Dr. Neaves has been President, Chief Executive Officer and member of the Board of Directors of The Stowers Institute for Medical Research since June 2000. For twenty years prior to 2000, he served in succession as Dean of Southwestern Graduate School, Dean of Southwestern Medical School and Chief Academic Officer and holder of the Wildenthal Distinguished Chair in Biomedical Science at the University of Texas Southwestern Medical Center. He is presently a member of the Board of Directors of the Midwest Research Institute, the Board of Trustees of Washington University in St. Louis and the National Council of the Washington University School of Medicine.

CLASS III
Gerald E. Bisbee, Jr., PhD. (Age 64) Member of the: • Audit Committee (Chairperson) • Compensation Committee • Nominating, Governance & Public Policy Committee	Dr. Bisbee has been a Director of the Company since February 1988. Dr. Bisbee is Chairman, President and Chief Executive Officer of ReGen Biologics, Inc. (ReGen), which develops, manufactures and markets orthopaedic tissue repair products worldwide. He was a Director of Aros Corporation (formerly known as APACHE Medical Systems, Inc.) commencing in December 1989, serving as Chairman of the Board from December 1989 to November 1997 and from December 2000 to June 2002. He was Chief Executive Officer of Aros from December 1989 to November 1997. In June 2002, ReGen and Aros merged. Prior to 1989, Dr. Bisbee was President of the Hospital Research and Educational Trust and also was a prior faculty member of the Department of Epidemiology and Public Health at Yale University.

Nancy-Ann DeParle (Age 50) Member of the: • Audit Committee • Compensation Committee	Ms. DeParle has been a Director of the Company since May 2001. Ms. DeParle is a Managing Director of CCMP Capital and an Adjunct Professor of Health Care Systems at the Wharton School of the University of Pennsylvania. She also serves as a Commissioner on the Medicare Payment Advisory Commission (MedPAC), which advises Congress on Medicare payment and policy issues. She was Administrator of the Health Care Financing Administration (HCFA, now the Centers for Medicare and Medicaid Services) from 1997 to October 2000 and a Fellow of the Institute of Politics and the Interfaculty Health Policy Forum at Harvard University from October of 2000 to the Spring of 2001. Before joining HCFA, she served as Associate Director for Health and Personnel at the White House Office of Management and Budget from 1993 to 1997. She has also worked as a lawyer in private practice and served as the Commissioner of the Tennessee Department of Human Services. Ms. DeParle is a Director of Boston Scientific, DaVita, Inc. and Triad Hospitals, Inc.

Michael E. Herman (Age 65) Member of the: • Compensation Committee (Chairperson)	Mr. Herman has been a Director of the Company since May 1995. He was President of the Kansas City Royals Baseball Club from 1992 to 2000. He was President of the Kauffman Foundation from 1985 to 1990 and Chairman of its Finance and Investment Committee from 1990 to 1999. Mr. Herman was the Executive Vice President and Chief Financial Officer of Marion Laboratories, Inc. from 1974 to 1990. He is a Trustee of Rensselaer Polytechnic Institute and the University of Chicago Graduate School of Business. Mr. Herman is presently a Director of Santarus, Inc. and Senomyx, Inc.

MEETINGS OF THE BOARD AND COMMITTEES
The Board has established Audit, Compensation and Nominating, Governance & Public Policy Committees. The Board has adopted a written charter for each of these Committees. The full text of each charter and the Company’s Corporate Governance Guidelines are available on the Company’s website located at www.cerner.com. The Board does not have an Executive Committee. During 2006, the Board held four regular meetings and one special meeting, the Audit Committee held 11 meetings, the Compensation Committee held two meetings and the Nominating, Governance & Public Policy Committee held two meetings. Each Director attended at least 75% of the total meetings of the Board and the Board committees on which the Director served during the fiscal year, other than William D. Zollars.
The Board has determined that all of the members of each of the Board’s three standing committees are independent as defined under the rules of The NASDAQ Stock Market, including, in the case of all members of the Audit Committee, the additional independence requirements of Rule 10A-3 under the Exchange Act. Under applicable NASDAQ rules, a Director of the Company will only qualify as an “independent director” if, in the opinion of the Board, that person does not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director. The Board has determined that none of the following Directors has a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a Director and that each of these Directors is an “independent director” as defined under Rule 4200(a)(15) of The NASDAQ Stock Market Marketplace Rules: Gary E. Bisbee, Jr., Ph.D.; John C. Danforth; Nancy-Ann DeParle; Michael E. Herman; William B. Neaves, Ph.D.; and, William D. Zollars.
Pursuant to the Company’s Corporate Governance Guidelines, all Directors who are up for election are expected to attend the Annual Shareholders’ Meeting. All other Directors, barring unforeseen circumstances, are expected to attend the Annual Shareholders’ Meeting as well. All of our current Directors, including the Directors up for re-election this year, attended the 2006 Annual Shareholders’ Meeting, except for William D. Zollars.
The independent Directors generally hold executive sessions at each regularly scheduled Board meeting without management present and may hold additional executive sessions as they determine appropriate.
COMMITTEES OF THE BOARD
Audit Committee
The Audit Committee assists the Board in fulfilling its responsibilities with respect to our accounting and financial reporting practices, and in addressing the scope and expense of audit and related services provided by our independent public accounting firm. The Audit Committee has the authority to obtain advice and assistance from, and receive appropriate funding from the Company for, outside legal, accounting or other advisors as the Audit Committee deems necessary to carry out its duties. The Board has determined that the composition of the Audit Committee, the attributes of its members and the responsibilities of the Audit Committee, as reflected in its charter, are in accordance with applicable SEC rules and The NASDAQ Stock Market Marketplace Rules for audit committees. In particular, all Audit Committee members possess the required level of financial literacy, at least one member of the Audit Committee meets the current standard of requisite financial management expertise and the Board has determined that Gerald E. Bisbee, Jr., Ph.D., the Chairperson of the Audit Committee, is an “audit committee financial expert” as defined in Item 401(h) of Regulation S-K of the SEC.
Compensation Committee
The Compensation Committee’s primary responsibilities are to review and approve our compensation policies and practices, establish compensation for Directors, evaluate our Chief Executive Officer’s performance and establish compensation accordingly, review and approve the total compensation of our top five senior executive officers, review and approve executive Performance-Based Compensation Plan targets and earned payouts and equity stock grants to our Section 16 Insiders and adopt and approve major changes in our benefit plans and compensation philosophy.

The Compensation Committee of the Board of Directors is comprised of six Directors. Each of the members of the Compensation Committee are “independent directors” as defined by the NASDAQ Stock Market Marketplace Rules applicable to issuers such as the Company that have shares quoted on The NASDAQ Stock Market LLC. The independence determination is made by the full Board of Directors each May based on all available facts and circumstances of each Director. The “independence” finding is also reviewed and confirmed by the Company’s Chief Legal Officer, Chief Financial Officer and outside counsel.
Compensation Committee membership is reviewed annually by the Company’s Nominating, Governance & Public Policy Committee, which then recommends to the full Board of Directors the Compensation Committee membership. Compensation Committee members are approved by the full Board of Directors each May.
The Compensation Committee meeting dates are reviewed and approved by the entire Compensation Committee, in an effort to ensure attendance; and Compensation Committee agendas are reviewed and approved prior to distribution to the rest of the Compensation Committee by the Compensation Committee Chairperson.
The Compensation Committee has a Charter that is available on the Company’s website located at: www.cerner.com under “About Cerner/Leadership/Compensation Committee.” The Charter is reviewed by the Compensation Committee annually in March and any recommended amendments to the Charter are considered for approval by the full Board of Directors. The Compensation Committee’s Charter was last revised in March 2005 and last reviewed, with no amendments recommended, by the Compensation Committee in March 2007.
The Compensation Committee’s scope of authority is as set forth in its charter. The Compensation Committee has further delegated its authority as follows:
•	Stock Option Grant Subcommittee — this subcommittee of the Compensation Committee is appointed annually and consists of “outside directors” for purposes of Section 162(m) of the Internal Revenue Code and “non-employee directors” for purposes of 16(b) of the Securities Exchange Act. It has authority to review recommendations and approve equity grants and incentive based compensation (targets, metrics and payments) of our executive officers,

•	162(m) Subcommittee — this subcommittee of the Compensation Committee currently consists of the Chairperson of the Compensation Committee and has authority to: (1) approve quarterly executive targets under the Company’s 162(m) Plan, (2) approve eligible Section 16 Insiders for the executive targets, (3) approve the payment metrics for each Section 16 Insider, (4) approve revisions to existing annual and quarterly executive targets, eligible Section 16 Insiders and payment metrics and (5) certify that an executive target has been satisfied, prior to payment by the Company to any executive officer. The 162(m) subcommittee reports to the full Compensation Committee at the next Compensation Committee meeting on any action approved by such subcommittee,

•	Foundations Retirement Plan Administrative and Investment Committee — this committee currently consists of the Chief Financial Officer, Chief People Officer, Director of HR Compensation & Benefits Strategy and one other corporate executive named by the first three members. The committee has authority to: (1) select, monitor and manage our 401(k) retirement plan’s (the “Plan”) third party administrator, record keeper, custodian and trustee, (2) monitor the Plan’s reporting to the IRS and Department of Labor, the Plan’s ERISA compliance, Plan audits and the payment of Plan expenses, (3) monitor and evaluate disclosures by the Plan to participants and beneficiaries, (4) ensure maintenance of fiduciary liability insurance coverage and the ERISA fidelity bond coverage, (5) research and recommend Plan amendments, (6) adopt, review and carry-out investment policies and objectives for the Plan, (7) review and select the investment options offered under the Plan, (8) select and monitor the Plan’s investment managers and fund providers, (9) supervise, monitor and evaluate the performance of the investment options offered under the Plan, (10) periodically review the Plan’s investment performance as a whole and (11) retain independent outside consultants.

Nominating, Governance & Public Policy Committee
The Nominating, Governance & Public Policy Committee provides assistance and recommendations to the Board, the Chairman and the Chief Executive Officer of the Company in the areas of: (a) Board membership nomination, (b) committee membership selection and rotation practices, (c) evaluation of the overall effectiveness of the Board, (d) review and consideration of developments in corporate governance practices and (e) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect our business operations, performance or public image. The Chairperson of the Nominating, Governance & Public Policy Committee presides at all executive session meetings of the independent Directors.
DIRECTOR COMPENSATION
During 2006, non-employee Directors of the Company received a $25,000 annual cash retainer and $2,500 for each Board meeting attended, plus reimbursement for expenses incurred in connection with attendance at Board meetings. The Chairperson of the Audit Committee received $2,000 for each Audit Committee meeting attended as Chairperson, the Chairperson of the Compensation Committee received $1,600 for each Compensation Committee meeting attended as Chairperson and the Chairperson of the Nominating, Governance & Public Policy Committee received $1,200 for each such Committee meeting he attended as Chairperson. Each Committee member received $1,000 for each Committee meeting attended. All Director, Chairperson and Committee member fees were paid at 50% of such rates for attendance at telephonic Board and Committee meetings.
Each non-employee Director that was appointed or elected to the Board on or after May 2004, but prior to July 2006, received a grant of 2,500 shares of restricted stock upon such initial appointment/election that vested in equal amounts each year over a three year term, provided the individual remained a Director of the Company. As of July 2006, the initial equity grant value to be granted to newly elected non-employee Directors has been set at the number of shares with an approximate value of $100,000 at the time of such grant, in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combinations or other changes in the number or type of the Company’s shares outstanding. There were no Directors eligible to receive an initial appointment/election grant of shares of restricted stock in 2006.
Each non-employee Director that was elected or re-elected to the Board on or after May 2004, but prior to July 2006, also received a grant of 2,500 shares of restricted stock of the Company for each year of service on the Board. Beginning in July 2006, the equity component of the Board compensation package is based on a target dollar amount, not a fixed share amount (in order to avoid unintended compensation fluctuations based on stock price fluctuations, stock-splits, combination or other changes in the number or type of the Company’s shares outstanding). The target for the total annual Board compensation package for the May 2006 to May 2007 Board service period was set at $175,000 per year (with the actual amount varying from Board member to Board member depending on meeting fees received and the actual value of restricted shares when issued), which target was set to include an equity compensation component of approximately $129,000. In May and July 2006, pursuant to these Board equity compensation programs, 2,500 and 1,000 shares of restricted stock of the Company were granted to each of Dr. Bisbee, Mr. Danforth, Ms. DeParle, Mr. Herman, Dr. Neaves and Mr. Zollars, respectively. These restricted stock grants will vest in May 2007 at the completion of the one year of Board services for which they were granted.

The following table contains information regarding the compensation earned by non-employee Directors during 2006.

					Change in
					Pension Value
					and
					Nonqualified
	Fees			Non-Equity	Deferred	All Other
	Earned or	Stock	Option	Incentive Plan	Compensa-	Compen-
	Paid in	Awards	Awards	Compensation	tion Earnings	sation
Name	Cash ($)	($) (1)	($) (2)	($)	($)	($) (3)	Total ($)
Gerald E. Bisbee, Jr., Ph.D.	55,250	134,963	—	—	—	—	190,213
John C. Danforth	—	178,538	—	—	—	37,024	215,562
Nancy-Ann DeParle	41,750	134,963	4,376	—	—	—	181,089
Michael E. Herman	36,950	134,963	—	—	—	—	171,913
William B. Neaves, Ph.D.	48,150	69,535	11,911	—	—	—	129,596
William D. Zollars	40,250	200,384	—	—	—	—	240,634

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R of restricted stock awards and thus may include amounts from awards granted in and prior to 2006. As of December 30, 2006, each Director had the following number of restricted stock awards outstanding: Gerald E. Bisbee, 3,500; John C. Danforth, 6,834; Nancy-Ann DeParle, 3,500; Michael E. Herman, 3,500; William B. Neaves, 3,500; and, William D. Zollars, 6,834.

(2)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R of stock options granted prior to 2006. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards. As of December 30, 2006, each Director had the following number of stock options outstanding: Gerald E. Bisbee, 32,000; John C. Danforth, 0; Nancy-Ann DeParle, 13,300; Michael E. Herman, 71,000; William B. Neaves, 48,000; and, William D. Zollars, 0.

(3)	During 2006, Mr. Danforth was entitled to receive $40,250 cash compensation based on the above described annual cash retainer and Board and Committee meetings fees; however, in lieu of cash, Mr. Danforth is compensated in the form of personal use of planes owned by or under contract to the Company, in accordance with our policies on personal use of such aircraft. The amount reported represents the value of Mr. Danforth’s personal use of the Company aircraft during 2006.
AUDIT COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Audit Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Audit Committee of the Company is currently composed of four independent members of the Board of Directors (all of whom have been determined by the Board to meet the independence requirements of the SEC and The NASDAQ Stock Market) and operates under a written charter adopted by the Board of Directors. The Audit Committee appoints and retains the Company’s independent registered public accounting firm. The selection is subsequently submitted to the shareholders of the Company for ratification.
Management is responsible for the Company’s internal controls and the financial reporting process. The independent registered public accounting firm, KPMG LLP, is responsible for performing an independent audit of the Company’s consolidated financial statements and issuing an opinion on the conformity of those audited consolidated financial statements with U. S. generally accepted accounting principles and on the effectiveness of the Company’s internal control over financial reporting, and management’s assessment of the internal control over financial reporting. The Audit Committee’s responsibility is to monitor and oversee these processes and to report to the Board of Directors on its findings.
In this context, the Audit Committee has met and held discussions with management and the independent registered public accounting firm. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles, and the Audit Committee has reviewed and discussed the consolidated financial statements with management and the independent registered public accounting firm. The Audit Committee discussed with the independent registered public accounting firm matters required to be discussed by Statement on Auditing Standards No. 61 (Communications with Audit Committees).

The Company’s independent registered public accounting firm also provided to the Audit Committee the written disclosures and letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accounting firm that firm’s independence.
Based upon the Audit Committee’s discussion with management and the independent registered public accounting firm and the Audit Committee’s review of the representation of management and the report of the independent registered public accounting firm to the Audit Committee, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 30, 2006 to be filed with the Securities and Exchange Commission.
Members of the Audit Committee:
Gerald E. Bisbee, Jr., Ph.D.
Nancy-Ann DeParle
William B. Neaves, Ph.D.
William D. Zollars

Guidelines of Cerner Corporation’s Audit Committee
for Pre-Approval of Independent Auditor Services
The Audit Committee has adopted the following guidelines regarding the engagement of our independent registered public accounting firm to perform services for the Company:
For audit services (including statutory audit engagements as required under local country laws) and audit-related services, the independent auditor will provide the Audit Committee with an engagement letter during the first quarter of each year outlining the scope of audit and audit-related services proposed to be performed during the fiscal year. If agreed to by the Audit Committee, this engagement letter will be formally accepted by the Audit Committee at either its March or May Audit Committee meeting. The Audit Committee will approve, if necessary, any changes in the terms, conditions and fees resulting from changes in audit scope, Company structure or other matters.
The independent registered public accounting firm will submit to the Audit Committee for approval an audit services fee proposal with the engagement letter.
For any permissible non-audit services, the independent registered public accounting firm will provide the Audit Committee with a detailed scope of service description and fee range. Each non-audit service must be separately pre-approved by the Audit Committee. Our management and the independent registered public accounting firm will each confirm to the Audit Committee that any non-audit services for which pre-approval is requested are permissible under all applicable legal requirements.
To ensure prompt handling of unexpected matters, the Audit Committee delegates to the Chairperson of the Audit Committee the authority to amend or modify the scope of pre-approved permissible audit, audit-related or non-audit services and the fees related thereto. Upon receiving an unforeseen request for audit, audit-related or non-audit services or a change in the fee range, the independent registered public accounting firm will advise our management; our management will request pre-approval for such change in audit, audit-related or non-audit services or fees from the Chairperson of the Audit Committee. The Audit Committee Chairperson will report on all action taken with respect to pre-approval of audit, audit-related or non-audit services and fees to the Audit Committee at the next Audit Committee meeting. With respect to any such pre-approval of non-audit services, our management and the independent registered public accounting firm will each confirm to the Audit Committee Chairperson that such non-audit services are permissible under all applicable legal requirements.

With respect to each proposed pre-approved service, the independent registered public accounting firm will provide sufficient detail in the description to ensure that the Audit Committee (or Chairperson, as applicable) knows precisely what services it is being asked to pre-approve so that it can make a well-reasoned assessment of the impact of the service on the registered public accounting firm’s independence.
The independent registered public accounting firm must ensure that all audit, audit-related and non-audit services provided to the Company have been approved by the Audit Committee.
COMPENSATION COMMITTEE REPORT
Notwithstanding anything to the contrary set forth in any of the Company’s filings under the Securities Act of 1933 or the Securities Exchange Act of 1934, the following report of the Compensation Committee shall not be incorporated by reference into any such filings and shall not otherwise be deemed to be soliciting material or filed under such Acts.
The Compensation Committee reviewed and discussed with management the Compensation Discussion and Analysis section set forth below as required by Item 402(b) of Regulation S-K, and, based upon that review and discussion, recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
Members of the Compensation Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
Nancy-Ann DeParle
Michael E. Herman
William B. Neaves, Ph.D.
William D. Zollars

COMPENSATION DISCUSSION AND ANALYSIS
Compensation Strategy/Objectives
Our compensation strategy is to offer competitive compensation packages to attract, motivate and reward qualified associates who contribute significant value to Cerner. Our compensation program is designed to reward performance, such as attaining goals, business results, leadership, strong relationships with clients, and is not based on rewarding seniority. We believe that this strategy allows us to attract qualified candidates and maintain a reasonable business model. This compensation strategy is linked to our performance management philosophy that is designed to identify and reward associate performance through compensation. Our strategy is to pay in aggregate at the median (50th percentile) within our peer group with top performers able to earn within the top quartile (75th percentile). The Compensation Committee determines our peer group annually by analyzing companies whose annual revenue, total shareholder return (one year and three year), market capitalization and business model are similar to that of our Company. The Compensation Committee also utilizes third party executive compensation survey data. At the beginning of each fiscal year, it has been our practice for the Compensation Committee to review the history of all the elements of each executive officer’s total compensation over each of the past four years and compare the compensation of the executive officers with that of the executive officers in our peer group. Typically, the Chief Executive Officer, along with our Chief People Officer, makes compensation recommendations to the Compensation Committee with respect to the executive officers who report to the Chief Executive Officer. The other executive officers do not participate on the setting of executive officer compensation.
The Compensation Committee has authority to secure the services of advisers both internal and external to the Company. The Compensation Committee also has authority to retain outside consultants to review executive compensation, Board of Director compensation or perform any other analysis the Compensation Committee deems appropriate. Historically, the Compensation Committee has utilized our internal resources to help it carry out its responsibilities and for more than six years has also utilized Michael S. Kesner, Principal with Deloitte Consulting, an independent compensation consultant, to assist it in fulfilling its responsibility on an as needed basis. In 2006, Mr. Kesner was engaged to: (1) prepare an analysis of Board of Director compensation and comparison to peer companies; (2) provide comments on our proposed stock ownership guidelines compared to peer companies; and, (3) advise the Compensation Committee and the Company regarding executive compensation programs generally and provide advice on trends in compensation.
The companies we included in our 2006 peer group relative to comparing compensation were selected based on standard industrial classifications (SIC) and financial measures. The SIC’s used were computer programming services, prepackaged software, management consulting services, computer integrated systems design and computer processing, data preparation and processing services. The financial measures related to market capitalization between $600 million to $17 billion and revenues of $300 million to $3.2 billion.
Aligning Pay with Performance
During 2006, our management team continued practices established to closely link pay to performance. A quarterly performance review process was used to provide quarterly feedback to executives on their performance and attainment of Company goals. Under this program, executives whose performance was evaluated as being in the bottom 20% of all executives are not generally eligible for pay increases or additional stock option grants. In addition, a portion of such executive’s performance-based incentive compensation award, if earned, may be reduced or eliminated due to their performance.

Compensation Elements
Compensation for our executive officers includes: (1) base salary; (2) performance-based cash incentive compensation; and, (3) long-term incentive plan compensation. To provide incentives, a significant portion of executive compensation is at-risk and tied to individual and Company performance. We provide our executive officers with relatively limited perquisites, which the Compensation Committee believes are reasonable. Our process for allocating between short-term and long-term compensation is to ensure adequate base salary and cash bonus opportunity to attract and retain executives, while providing incentives to maximize long-term value for our Company and our shareholders. We determine the mix of base salary and performance-based cash incentive compensation based on balancing the needs of providing adequate guaranteed cash compensation while at the same time providing a meaningful incentive to motivate the executive to achieve the established performance targets. The cash compensation package for the named executive offices (NEOs) effective April 1, 2006 ranged from 50% to 60% in base salary and 40% to 50% in performance-based cash incentive compensation. Our total compensation package mix for the NEOs in 2006 ranged from 46% to 62% in cash compensation and 38% to 54% in non-cash compensation, which includes equity-related awards. We believe this formula is competitive within the marketplace, appropriate to fulfill our corporate objectives and addresses the goals outlined below in long-term incentive plan compensation.
     Base Salary. The Compensation Committee sets the salary level of our Chief Executive Officer and reviews recommendations and approves the salary of the Company’s executive officers during the first quarter of each calendar year. Salary is based on the duties and responsibilities that each executive officer is expected to discharge during the current year and upon the executive officer’s performance during the previous year. We also perform external market comparisons for the executive officers, relative to industry-specific peers as disclosed above, based on individual job responsibility. This comparison data is used to help ensure that the proposed executive officer’s compensation is within reasonable market comparison ranges and in line with our compensation strategy as detailed above.
     Performance-Based Cash Incentive Compensation. Our Performance-Based Compensation Plan is designed to provide a meaningful incentive on both a quarterly and annual basis to key associates and executive officers and to motivate them to assist in achieving short-term company goals. Individual payments will vary, depending upon individual performance and, in some cases, business unit operational achievements. We grant such cash incentive bonuses pursuant to a shareholder approved Performance-Based Compensation Plan.
Performance targets are initially developed and recommended by management through our annual financial planning process during the last quarter of the preceding year. The Compensation Committee reviews the performance targets proposed by management to ensure they reflect appropriate business growth and return to our shareholders.
The Performance-Based Compensation Plan is administered by the Compensation Committee, which establishes performance metrics, eligibility and range of incentive amounts. Under the general feature of the plan, for which our executive officers are not eligible, the performance metrics may vary from participant to participant. Adjustments may be made during the year as appropriate, for example, to take into account unusual or unanticipated Company or industry-wide developments. Final determination of the amounts to be paid to a participant under the general feature of the plan may also be adjusted upward or downward depending upon subjective evaluations by the participant’s executive or manager.
Our executive officers are eligible to participate under the executive feature of the Performance-Based Compensation Plan. Payments made to executive officers under the executive feature qualify for deductibility under Section 162(m) of the Internal Revenue Code. A subcommittee, comprised solely of outside directors as defined under Section 162(m) (the “162(m) Subcommittee”), of the Compensation Committee establishes the targets prior to or at the beginning of the performance period. The measurement of the achievement of such targets can be, and are, determined under pre-established objective formulas. The 162(m) Subcommittee may select metrics such as earnings per share, operating margins, contract margins or other metrics specifically permitted by the executive feature of the plan. Once established, the metrics or targets under the executive feature of the plan may not generally be changed. No changes were made to the established targets during 2006. Bonuses awarded to executive officers under the executive feature of the plan may only be adjusted downward, based upon a subjective analysis of the executive officer’s overall performance, from the maximum bonus amount available to such executive officer.
The 162(m) Subcommittee approves annual and quarterly executive targets, approves eligible executive officers for the plan, approves the payment metrics for each executive officer, approves any revisions to existing annual and quarterly executive targets and reviews and approves that one or more executive targets have been satisfied, prior to payment by the Company to any executive officer.
For the Company’s Chief Executive Officer, Mr. Patterson, the performance metrics during 2006 consisted of earnings per share and cash collections. During 2006, the performance metrics for the other executive officers consisted primarily of earnings per share and cash collections and, for executive officers with sales-focused roles and/or operational responsibility, the metrics included agreement margin, operating margins and operational metrics such as service levels and client system uptime. Performance metrics in 2006 were chosen for each executive officer that most closely aligned with individual role responsibility.
As a result of the Company’s 2006 performance relative to the attainment of these performance targets, we paid cash bonuses to our NEOs under the Performance-Based Compensation Plan. Aggregate incentives paid with respect to fiscal 2006 to our NEOs averaged 113% of the target incentive amount and 65% of the maximum cash incentive opportunity available. The following table details the payouts by performance plan metric for our NEOs in 2006.

						% Earned		% Earned of
			Results			Relative to	Maximum	Maximum
			Relative to	Target	Actual	Target	Cash	Cash
		Performance	Performance	Incentive	Amount	Incentive	Incentive	Incentive
NEO	Performance Metric	Plan Target*	Plan Target*	Amount	Earned	Amount	Opportunity	Opportunity
Neal L. Patterson	EPS	1.33	1.37	636,563	776,707	122%	1,158,544	67%
	Cash Collections	1,410,300,000	1,457,602,659	212,188	240,678	113%	358,597	67%
	Total			848,750	1,017,384	120%	1,517,141	67%
March G. Naughton	EPS	1.33	1.37	145,313	177,240	122%	264,469	67%
	Cash Collections	1,410,300,000	1,457,602,659	48,438	54,950	113%	81,859	67%
	Total			193,750	232,190	120%	346,328	67%
Earl H. Devanny, III	EPS	1.33	1.37	276,563	337,471	122%	503,344	67%
	Cash Collections	1,410,300,000	1,457,602,659	92,188	104,562	113%	155,797	67%
	Total			368,750	442,033	120%	659,141	67%
Paul M. Black	EPS	1.33	1.37	117,750	143,674	122%	214,305	67%
	Operating Margin	14.35%	13.40%	98,125	40,425	41%	165,831	24%
	Agreement Margin	791,500,000	793,877,743	98,125	98,420	100%	98,125	100%
	Operational Metrics (Service Levels and Client System Uptime)	Various	Various	78,500	76,719	98%	132,665	58%
	Total			392,500	359,238	92%	610,926	59%
Jeffrey A. Townsend	EPS	1.33	1.37	140,625	186,660	133%	255,938	73%
	Cash Collections	1,410,300,000	1,457,602,659	70,313	86,925	124%	118,828	73%
	Operating Margin	14.35%	13.40%	70,313	30,023	43%	118,828	25%
	Total			281,250	303,608	108%	493,594	62%

Total of Named Executive Officers				2,085,000	2,354,452	113%	3,627,130	65%

*	The plan targets and plan results in the above table reflect adjustments compared to results reported on a Generally Accepted Accounting Principles (GAAP) basis in our 2006 Form 10-K. These numbers have been adjusted to reflect performance against our Performance-Based Compensation Plan and do not reflect items that were not originally contemplated in setting Plan metrics.

For 2007, the Compensation Committee has approved earnings per share as the sole performance metric for all executive officers. The Compensation Committee believes this is the best performance target to ensure business growth and return to our shareholders while providing a meaningful incentive on both a quarterly and annual basis to our executive officers. The 2007 performance targets have been set based on the financial plan approved annually by the Board of Directors, which historically reflects targeted levels of earnings growth between 20% and 30%. The 2007 performance target will payout at the following levels based on various attainment levels reached: 0%, 75%, 100%, 120% and 140% of the target dollars for each executive officer under the performance-based cash incentive plan. The earnings per share target set at each level of payout, as a percentage of the performance target, is consistent with prior years.
     Long-Term Incentive Plan Compensation. Our Long-Term Incentive Plans are designed to drive long-term shareholder value and retain valuable associates and executives by: (1) positioning us competitively as an employer; (2) creating an incentive for associates to contribute to our sustained, long-term growth; (3) creating a mutuality of interest between our associates and shareholders; and, (4) providing financial incentives for associates. The program encourages associate stock ownership in an effort to align associates’ interests with shareholders, thereby encouraging extraordinary effort by our associates. Our awards under Long-Term Incentive Plans have historically been in the form of stock options.
The Compensation Committee approves an annual grant target aggregate value for all eligible associates excluding executive officers and members of the Board. The Compensation Committee also approves specific grant levels for executive officers and members of the Board on an annual basis. Stock option grants are typically made to an executive upon their commencement of employment with the Company or upon an associate’s promotion to an executive role. Executives are eligible for additional stock option grants on an annual basis as individual and Company performance warrants. Grants are also made to the top 20% performers below the executive level based upon individual achievements. The Compensation Committee believes that stock option grants continue to provide the best value and incentive for our associates and executives given our historical stock performance. We have issued restricted stock to our non-employee Directors, as set forth more fully in the Director Compensation disclosure below. We have also issued performance-based restricted stock in one instance to a non-executive officer. Our current Long-Term Incentive Plans also allow for the granting of stock appreciation rights, phantom stock and performance unit awards which, at the discretion of the Compensation Committee, may be payable in the form of common stock or cash.
In September 2006, the Board of Directors approved an Equity-based Grant Policy which outlines in writing the grant practices with respect to equity-based grants awarded under the Company’s Long-Term Incentive Plans. The Board of Directors, the Compensation Committee or an authorized sub-committee of the Compensation Committee approves: (1) the equity grant type; (2) the grant date; and, (3) the number of shares of the annual performance review equity grants made to the Company’s executive officers. Grants of non-qualified stock options are made at an exercise price that is equal to the closing fair market price of our common stock on the date of grant. Under the Equity-based Grant Policy, the date of grant must be a date set at the time of grant approval, which date: (1) shall be on or after the grant approval date; (2) shall not be during a quarterly blackout period as defined in the Company’s trading policy; and, (3) if the Board of Directors or the Compensation Committee is aware of any material, non-public information at the time it approves the grant, shall be a date that is at least two full trading days after the public disclosure of such material, non-public information. The size of the grant is based on the individual’s level of responsibility, the individual’s contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and the amount, exercise price and term of options already held by the individual. Grants typically vest over a five-year term with 40% vesting at the end of the second year and 20% each year thereafter and expire 10 years from the date of grant.
In accordance with our overall compensation philosophy and view of appropriate total compensation, and, in particular, to further the long-term perspective that we believe is necessary for our future success, we granted stock option awards to our executive officers, including the CEO, in March 2006. Individual grants for executive officers were based on job responsibilities, performance during 2005 and contributions to the achievement of the Company’s financial and strategic objectives, anticipated future contributions to the Company, market pay and stock option wealth accumulation. The Compensation Committee has approved similar grants to certain of our executive officers for 2007, which stock options were approved on March 5, 2007 and granted on March 9, 2007.

Compensation of the Chief Executive Officer and other NEOs
The Compensation Committee determines compensation for the Chief Executive Officer using the same criteria it uses for other executive officers. The Compensation Committee meets each year in executive session to evaluate the performance of the Chief Executive Officer and determine his appropriate compensation package including base salary, performance-based cash incentive compensation and long-term incentive compensation. We analyze the total compensation for our Chief Executive Officer compared to the compensation of the other chief executive officers in our peer group. In March 2006 the Compensation Committee increased Mr. Patterson’s base salary and performance-based cash incentive compensation to approximate compensation amounts in the top quartile of the market within our peer group. In connection with this increase, Mr. Patterson was also issued a stock option grant of 100,000 shares at the closing fair market value on the date of the grant.
Specifically in 2006, the Compensation Committee approved, effective April 1, 2006, a base salary of $865,000 and performance-based cash incentive target opportunity of $865,000 for Mr. Patterson. During 2006, Mr. Patterson earned total cash compensation of $1,866,134 which included $848,750 in base salary and $1,017,384 in payments earned under the Company’s Performance-Based Compensation Plan. Mr. Patterson also earned a total of $81,785 in other compensation from: (1) private use of the corporate jet ($72,038); (2) Company provided life insurance ($397); (3) 401(k) match ($4,950); and, (4) the second tier 401(k) match ($4,400). Mr. Patterson earned 120% of the target incentive amount and 67% of the maximum cash incentive opportunity available to him under the Performance-Based Compensation Plan during 2006.
The Compensation Committee has set Mr. Patterson’s base salary for 2007 at $900,000, his performance-based cash incentive compensation target at $900,000 and the maximum performance-based cash incentive opportunity at $1,470,000. The Compensation Committee approved Mr. Patterson’s personal use of the corporate aircraft in 2007 up to a value of $90,000, with personal use exceeding such value being permitted pursuant to the terms and conditions of the Time Sharing Agreement entered into between Mr. Patterson and the Company, which requires Mr. Patterson to pay for such personal use. The Stock Option Subcommittee of the Compensation Committee also approved on March 5, 2007 a stock option grant to Mr. Patterson of 80,000 shares made on March 9, 2007. His 2007 base salary and performance-based incentive cash compensation became effective April 1, 2007.
The Compensation Committee has approved the 2007 compensation packages, effective April 1, 2007, of each of the NEOs, other than the CEO, as follows:
Marc G. Naughton — base salary of $340,000; performance-based cash incentive compensation target of $200,000; and, a stock option grant of 20,000 shares. Mr. Naughton’s 2007 maximum performance-based cash incentive opportunity has been set at $330,000.
Earl H. Devanny — base salary of $460,000; performance-based cash incentive compensation target of $400,000; and, a stock option grant of 20,000 shares. Mr. Devanny’s 2007 maximum performance-based cash incentive opportunity has been set at $650,000.
Paul M. Black — base salary of $415,000; performance-based cash incentive compensation target of $415,000; and, a stock option grant of 20,000 shares. Mr. Black’s 2007 maximum performance-based cash incentive opportunity has been set at $680,000.
Jeffrey A. Townsend — base salary of $430,000; performance-based cash incentive compensation target of $325,000; and, a stock option grant of 25,000 shares. Mr. Townsend’s 2007 maximum performance-based cash incentive opportunity has been set at $530,000.
The Stock Option Subcommittee of the Compensation Committee also approved the above described stock option grants to the NEOs on March 5, 2007 and the options were granted on March 9, 2007.

Stock Ownership Guidelines
In March 2007, our Board approved stock ownership guidelines. Under these guidelines, our non-employee Board members and every associate that is a vice-president or higher in rank, are required to have a certain level of share ownership in our Company. Ownership in our Company demonstrates a long-term commitment and ensures strong alignment of interests of Directors and executives with the interests of shareholders. The stock ownership guidelines were made effective immediately, with future measurements completed on January 1st of each year.
Ownership Position Formula = Ownership Position divided by Total Stock Options Granted (net of expired and stock option grants with terms greater than 15 years) + Restricted Stock Awards

Ownership Percentage Requirement
Board of Directors and CEO	80%
President and Executive Vice President	70%
Senior Vice President	60%
Vice President	50%
Shares included in the Ownership Position are shares fully owned, including: shares owned by spouse, dependent children or a trust, outstanding stock options (excluding stock option grants with terms greater than 15 years), fully vested shares held in the Company’s 401(k) plan, shares held in the Associate Stock Purchase Plan, non-vested restricted stock awards and shares held in the Company’s deferred compensation plan.
For executives, a reduced ownership requirement scale will be applied based on tenure, starting at 10 years of service with the Company with a minimum ownership requirement of one-half of the Ownership Percentage Requirement noted above. For Directors, a reduced ownership requirement scale will be applied based on years of service with the Board with a minimum ownership requirement of 5 times the annual cash retainer, regardless of tenure. The guidelines also include hardship and retirement provisions.
Currently, two of the NEOs are not compliant with these guidelines. The guidelines allow any executive or Director who is not currently compliant to submit a plan to the CEO indicating how compliance will be achieved within a five year timeframe.
Retirement
We have a 401(k) retirement plan in which contributions are made by the Company to the executive officers on the same basis as to all other associates.
Health and Welfare Benefits
We have medical, dental and vision plans in which contributions are made by the Company to the executive officers on the same basis as to all other associates. Also, the cost of these plans and opportunity for benefits thereunder are the same for the executive officers as for all other associates.
Perquisites and Personal Benefits
We provide very limited perquisites to our NEOs. During 2006, the Company provided Neal Patterson personal use of the corporate aircraft with a value of $72,038 and a golf club membership to Paul Black with a value of $6,150. We do not pay any tax gross-ups with regard to the taxable income related to these perquisites.

Severance Arrangements
Our Enhanced Severance Pay Plan, which applies to all of our U.S. based permanent, full-time salaried associates, offers severance pay upon: (1) certain termination without “Cause” events, which severance benefits will range from two weeks to 52 weeks (depending on the associate’s role and tenure), of such associate’s annual base salary and contingent upon the associate satisfying certain conditions, including the execution of a severance and release agreement, providing us a complete release of all employment related claims by the eligible associate; or, (2) qualifying terminations or resignations for “Good Reason” following a Change in Control, which severance benefits will be paid at 1.5 times the calculated weekly severance eligibility based on role and tenure and will include both base salary and average cash bonus.
Two of our NEOs are entitled to severance payments other than as set forth in our Enhanced Severance Pay Plan; these are: (a) Trace Devanny, our president, who has an agreement with us to receive severance, if he is terminated by the Company without Cause, for a period of two years; and, (b) Neal Patterson, our Chief Executive Officer, whose severance agreement with the Company is disclosed in the Potential Payments Under Termination and Change In Control section.
Deductibility of Executive Compensation
Section 162(m) of the Internal Revenue Code generally disallows a federal income tax deduction to a public company for compensation over $1 million per fiscal year paid to a company’s chief executive officer and its four other most highly compensated executive officers serving at the end of that year. Not subject to the deductibility limit, however, is compensation that qualifies as “performance-based” compensation. Our objective is to maximize the deductibility of compensation under Section 162(m) to the extent doing so is reasonable and consistent with the Company’s strategies and goals. Gains on exercises of stock options awarded under our shareholder approved Long-Term Incentive Plans and payments under our Performance-Based Compensation Plan are considered to be “performance-based” compensation not subject to the Section 162(m) deductibility limit. The Compensation Committee may from time to time approve compensation that is not deductible under Section 162(m).

SUMMARY COMPENSATION TABLE
The following table sets forth information regarding compensation earned by our Chief Executive Officer, our Chief Financial Officer and three other most highly compensated executive officers for the fiscal year ended December 30, 2006.

							Change in
							Pension Value
							and
							Nonqualified
							Deferred
Name and				Stock	Option	Non-Equity	Compensation	All Other
Principal		Salary	Bonus	Awards	Awards	Incentive Plan	Earnings	Compensation
Position	Year	($)	($)	($)	($)(1)	Compensation(2)	($)	($)(3)	Total ($)
Neal L. Patterson	2006	848,750	—	—	1,730,109	1,017,384	—	81,785	3,678,028
Chairman of the Board and Chief Executive Officer
Marc G. Naughton	2006	293,750	—	—	258,157	232,190	—	9,586	793,683
Chief Financial Officer
Earl H. Devanny, III	2006	442,500	—	—	535,146	442,033	—	13,549	1,433,228
President
Paul M. Black	2006	397,500	—	—	600,326	359,238	—	13,508	1,370,572
Executive Vice President
Jeffrey A. Townsend	2006	381,250	—	—	404,688	303,608	—	9,653	1,099,199
Executive Vice President

(1)	These amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended December 30, 2006, in accordance with FAS 123R of stock option grants pursuant to the Long-Term Incentive Plan and thus may include amounts from stock options granted in and prior to 2006. Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.

(2)	Reflects payments made under the Company’s Performance-Based Compensation Plan as described under Compensation Elements in this Compensation Discussion & Analysis.

(3)	This column includes the aggregate incremental cost to the Company of providing personal benefits to the NEOs. The personal benefits in this column include personal use of company aircraft for Mr. Patterson in the amount of $72,038. This column also includes our matching contributions (both fixed and discretionary) to the NEO’s account pursuant to the Cerner Corporation 401(k) Retirement Plan, premiums paid by us on group term life insurance and the expense associated with the discount on common stock purchases under our Associate Stock Purchase Plan.

GRANTS OF PLAN-BASED AWARDS
The following table reflects estimated possible payouts under non-equity incentive plan awards and the number, exercise price and grant date fair value of option awards made to the NEOs in 2006. The Company’s non-equity incentive awards are granted to participants of our Performance-Based Compensation Plan based upon pre-established performance targets set annually by the Compensation Committee and the 162(m) Subcommittee. For more detailed information regarding our Performance-Based Compensation Plan, see “Compensation Elements – Performance-Based Cash Incentive Compensation” in the Compensation Discussion and Analysis above.

									All Other
								All Other	Option
								Stock	Awards:
								Awards:	Number of
								Number of	Securities	Exercise or	Grant Date
		Estimated Possible Future Payouts			Estimated Future Payouts			Shares of	Underlying	Base Price of	Fair Value of
		Under Non-Equity Incentive Plan			Under Equity Incentive Plan			Stock or	Options	Option Awards	Stock and
Name	Grant Date	Awards			Awards			Units (#)	(#)	($/Sh) (3)	Option Awards ($)(4)
		Threshold	Target	Maximum	Threshold	Target	Maximum
		($) (1)	($)	($) (2)	(#)	(#)	(#)	(#)	(#)
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)
Neal L. Patterson	3/9/2006	583,516	848,750	1,517,141				—	100,000	43.51	2,251,498
Marc G. Naughton	3/9/2006	133,203	193,750	346,328				—	20,000	43.51	450,300
Earl H. Devanny, III	3/9/2006	253,516	368,750	659,141				—	25,000	43.51	562,875
Paul M. Black	3/9/2006	220,781	392,500	610,926				—	25,000	43.51	562,875
Jeffrey A. Townsend	3/9/2006	193,359	281,250	493,594				—	25,000	43.51	562,875

(1)	These amounts represent the lowest level of payouts, if any payout is triggered, for each metric under the Performance-Based Compensation Plan.

(2)	These amounts reflect the maximum available under the Performance-Based Compensation Plan. There is a further limit on the maximum payout relative to Section 162(m) of the Internal Revenue Code. This maximum is set at 200% of Neal Patterson’s base salary and 175% of the other executive officer’s base salary.

(3)	The exercise price was equal to the closing fair market value of our Common Stock on the date of grant.

(4)	Refer to the Notes to the Consolidated Financial Statements included in the Annual Report on Form 10-K filed on February 28, 2007 for the relevant assumptions used to determine the valuation of our option awards.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END
The following table provides information regarding outstanding awards to the NEOs that have been granted but not vested or exercised.

	Option Awards						Stock Awards
									Equity
			Equity						Incentive Plan
			Incentive						Awards:
	Number		Plan						Number of	Equity Incentive
	of	Number of	Awards:						Unearned	Plan Awards:
	Securities	Securities	Number of						Shares, Units	Market or Payout
	Underlying	Underlying	Securities					Market Value of	or Other	Value of Unearned
	Unexercised	Unexercised	Underlying	Option			Number of Shares or	Shares or Units of	Rights That	Shares, Units or
	Options	Options	Unexercised	Exercise	Option		Units of Stock That	Stock That Have Not	Have Not	Other Rights That
	(#)	(#)	Unearned	Price	Expiration		Have Not Vested	Vested	Vested	Have Not Vested
Name	Exercisable	Unexercisable	Options (#)	($)	Date		(#)	($)	(#)	($)
Neal L. Patterson	75,000	—	—	21.65	6/14/2011	(1)	—	—	—	—
	40,000	10,000		23.12	4/5/2012	(1)
	30,000	20,000		11.30	6/12/2013	(1)
	24,000	36,000		20.99	6/3/2014	(1)
	—	80,000		31.41	6/3/2015	(1)
	—	84,000		41.13	9/16/2015	(1)
	—	100,000		43.51	3/9/2016	(1)
	590,000	—		14.81	6/28/2020	(2)
Marc G. Naughton	10,000	—	—	14.13	5/22/2008	(6)	—	—	—	—
	1,000	—		8.52	5/5/2009	(5)
	10,000	—		21.65	6/14/2011	(1)
	16,000	4,000		23.12	4/5/2012	(1)
	1,600	2,400		20.99	6/3/2014	(1)
	—	25,000		31.41	6/3/2015	(1)
	—	20,000		43.51	3/9/2016	(1)
	1,408	—		7.50	7/29/2021	(2)
	47,792	12,792		7.50	2/24/2022	(2)
Earl H. Devanny, III	10,000	—	—	12.00	6/5/2010	(1)	—	—	—	—
	50,000	—		21.65	6/14/2011	(1)
	10,000	18,000		7.75	8/5/2011	(7)
	18,000	12,000		11.30	6/12/2013	(1)
	40,000	60,000		23.12	4/5/2014	(3)
	3,200	4,800		20.99	6/3/2014	(1)
	—	35,000		31.41	6/3/2015	(1)
	—	25,000		43.51	3/9/2016	(1)
Paul M. Black	—	11,976	—	12.00	2/10/2013	(4)	—	—	—	—
	—	24,000		11.30	6/12/2013	(1)
	—	48,000		23.12	4/5/2014	(3)
	—	21,600		20.99	6/3/2014	(1)
	—	35,000		31.41	6/3/2015	(1)
	—	25,000		43.51	3/9/2016	(1)
	—	5,988		7.50	2/24/2022	(2)
Jeffrey A. Townsend	26,720	6,680	—	12.50	6/1/2010	(3)	—	—	—	—
	16,700	—		12.00	6/5/2010	(1)
	4,000	6,000		9.34	6/14/2011	(3)
	20,000	—		21.65	6/14/2011	(1)
	16,000	4,000		23.12	4/5/2012	(1)
	1,000	1,000		10.50	7/3/2012	(4)
	6,864	4,216		12.00	2/10/2013	(1)
	6,000	4,000		11.30	6/12/2013	(1)
	6,000	4,000		18.04	9/4/2013	(1)
	9,600	14,400		20.99	6/3/2014	(1)
	—	30,000		31.41	6/3/2015	(1)
	—	25,000		43.51	3/9/2016	(1)
	—	4,916		7.50	7/29/2021	(2)

(1)	Option vests over a five-year period with a 40% vest increment two years from date of grant and 20% vest increments for each of the next three years. Option expires 10 years from date of grant.

(2)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 25 years from date of grant.

(3)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 12 years from date of grant.

(4)	Option vests over a 10-year period with 10% vest increments for each of the 10 years from date of grant. Option expires 15 years from date of grant.

(5)	Option vests over a five-year period with 20% vest increments for each of the five years from date of grant. Option expires 10 years from date of grant.

(6)	Option vests 100% when performance metric was met. Option expires 10 years from date of grant.

(7)	Option vests over a nine-year period with the following vest increments from date of grant: 16%, 12.5%, 12.5%, 10%, 10%, 10%, 10%, 10% and 9%. Option expires 12 years from date of grant.

OPTION EXERCISES
The following table provides information regarding option exercises by our named executive officers during 2006.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($)(1)	(#)	($)
Neal L. Patterson	—	—	—	—
Marc G. Naughton	—	—	—	—
Earl H. Devanny, III	15,000	596,492	—	—
Paul M. Black	56,400	1,466,410	—	—
Jeffrey A. Townsend	20,124	747,991	—	—

(1)	Represents the difference between the exercise price and the fair market value of our common stock on the date of exercise.
EMPLOYMENT AGREEMENTS &
POTENTIAL PAYMENTS UNDER TERMINATION OR CHANGE IN CONTROL
Employment Agreements
We entered into an employment agreement, dated November 10, 2005, with Neal Patterson, our Chairman of the Board and Chief Executive Officer. The material terms of the employment agreement provide for: (a) at-will employment, (b) an annual base salary, specified use of the Company’s airplane and a potential bonus as determined annually by the Board, (c) severance payments and benefits upon certain termination events, as discussed in detail below, (d) an assignment provision wherein Mr. Patterson will assign all New Solutions and Ideas to us, (e) a non-disclosure provision that survives in perpetuity, (f) non-competition and non-solicitation provisions that are effective during the term of Mr. Patterson’s employment and for two years following termination of employment, for any reason, with the Company and (g) a general indemnification provision by Mr. Patterson and the Company.
We have entered into at-will employment agreements with each of our other NEOs. Under these agreements, each executive agrees not to compete with us during the executive’s employment with us and for at least two years thereafter; to protect our confidential business information; and, to assign to us any intellectual property rights he may otherwise have to any discoveries, inventions or improvements related to our business made while in our employ or within one year thereafter.

Our Enhanced Severance Pay Plan, which applies to all of our U.S. based permanent, full-time salaried employees, offers severance pay upon: (1) certain termination without cause events, which severance benefits will range from two weeks to 52 weeks (depending on the employee’s role and tenure), as set forth in the Severance Matrix below, of such employee’s annual base salary and contingent upon the employee satisfying certain conditions, including without limitation the execution of a severance and release agreement with us providing for a complete release of all employment related claims by the eligible employee; or, (2) qualifying terminations or resignations for Good Reason following a Change in Control, which severance benefits will be paid at 1.5 times the calculated severance (based on role and tenure) as set forth below in the Severance Matrix, and will include both base salary and average cash bonus.
Severance Matrix

Role Level/		Level 1
Years of		(V.P.’s –	Level 1
Service	Cabinet	non-Cabinet)	(Directors)	Levels 2 and 3	Levels 4 and 5	Levels 6 and 7
>10 Years	52 (Weeks)	32 (Weeks)	24 (Weeks)	16 (Weeks)	12 (Weeks)	8 (Weeks)
5-10 Years	36 (Weeks)	24 (Weeks)	18 (Weeks)	12 (Weeks)	9 (Weeks)	6 (Weeks)
2-5 Years	24 (Weeks)	16 (Weeks)	12 (Weeks)	8 (Weeks)	6 (Weeks)	4 (Weeks)
0-2 Years	16 (Weeks)	10 (Weeks)	6 (Weeks)	4 (Weeks)	3 (Weeks)	2 (Weeks)
The amount of any severance benefits paid out under the Enhanced Severance Pay Plan is in lieu of, and not in addition to, any other severance an eligible associate may otherwise be entitled to receive from us, including under a Cerner Associate Employment Agreement or other document.
Two of our NEOs are entitled to severance payments other than as set forth in our Enhanced Severance Pay Plan; these are: (a) Trace Devanny, our President, has an agreement with us to receive two years’ severance if he is terminated by the Company without cause; and, (b) Neal Patterson, our Chief Executive Officer, whose severance agreement with the Company is disclosed immediately below.
Potential Payments Upon Termination or Change in Control
The following summaries set forth potential payments payable to our NEOs upon termination of employment or a Change in Control in the Company under their current employment agreements and our other compensation programs. The Compensation Committee may in its discretion revise, amend or add to the benefits if it deems advisable.
Neal L. Patterson
Termination by us without Cause (prior to a Change in Control): If Mr. Patterson’s employment is terminated by us without Cause (as defined in his Employment Agreement), Mr. Patterson will be entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination) (less normal tax and payroll deductions); and, ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will be payable pro rata during the three year severance term on Cerner’s regular paydays, or at our election, in a lump sum payment. We intend to amend the Employment Agreement later this year after the final 409A regulations are issued; in the interim, the Employment Agreement will be administered in good faith compliance with existing 409A guidance.
     Benefits: health benefits for a three-year period following the termination of employment.

     Equity Awards: immediate vesting of all equity incentive awards granted to Mr. Patterson after the original date of his Employment Agreement, to the extent such grants would have vested based on the passage of time during the three year period following the date of Mr. Patterson’s termination had he not been terminated. Upon termination by us without Cause, Mr. Patterson will forfeit any equity awards granted prior to the date of his Employment Agreement, unless otherwise provided in the equity award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination by us without Cause or Resignation by Mr. Patterson for Good Reason (both upon a Change of Control): If there is a Change in Control of the Company (as defined in his Employment Agreement), and either: a) Mr. Patterson’s employment with us is terminated without Cause within 12 months following the date of the Change in Control becomes effective, or b) Mr. Patterson resigns his employment with Good Reason (as defined in his Employment Agreement) within 12 months after the Change in Control becomes effective, then Mr. Patterson is entitled to:
     Severance Pay: i) three years’ base salary (based on his annual base salary at the time of the termination or resignation) (less normal tax and payroll deductions); and, ii) three times the average annual cash bonus received during the prior three year period (less normal tax and payroll deductions). These severance payments will be payable pro rata during the three year severance term on Cerner’s regular payday, or at our election, in a lump sum payment. We intend to amend the Employment Agreement later this year after the final 409A regulations are issued; in the interim, the Employment Agreement will be administered in good faith compliance with existing 409A guidance.
     Benefits: health benefits for a three-year period following the termination or resignation.
     Equity Awards: Following the Change in Control, 50% of each equity incentive award granted to Mr. Patterson under any of our equity incentive plans after June 1, 2005 and prior to the date the Change in Control becomes effective that has not yet vested will become vested on the date the Change in Control becomes effective. The remaining 50% of each equity incentive award that has not yet vested will continue to vest according to its vesting schedule, unless Mr. Patterson’s employment is terminated without Cause or he resigns with Good Reason within 12 months following the date the Change in Control becomes effective, in which case 100% of all equity incentive awards made after June 1, 2005 will become fully vested upon the effective date of such termination or resignation. Upon termination by us without Cause, Mr. Patterson will forfeit any outstanding equity awards granted prior to June 1, 2005, unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, except that he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Termination by us for Cause or Resignation by Mr. Patterson (other than for Good Reason upon a Change in Control): In the event we terminate Mr. Patterson’s employment for Cause or if Mr. Patterson resigns his employment (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will be entitled to no further compensation or benefits under his Employment Agreement other than: unpaid salary, earned incentive pay and accrued and unused vacation in accordance with our policies.
     Equity Awards: Unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation by Mr. Patterson (other than for Good Reason within 12 months following a Change in Control), Mr. Patterson will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination upon Death or Disability: In the event Mr. Patterson’s employment is terminated as a result of his Disability (as defined in his Employment Agreement) or in the event of Mr. Patterson’s death, we will owe Mr. Patterson no further compensation under his Employment Agreement other than: unpaid salary, earned incentive pay and accrued and unused vacation in accordance with our policies.

     Benefits: Additionally, if Mr. Patterson’s employment is terminated as a result of his death, his estate is entitled to life insurance benefits under our group life insurance program equal to $500,000. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event that Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.
     Equity Awards: Unless otherwise provided in the award agreement entered into with Mr. Patterson at the time of grant, upon termination due to Disability or death, Mr. Patterson will forfeit any outstanding awards, except that he or his estate will have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. The Compensation Committee or Board, however, may decide to accelerate the vesting of any of Mr. Patterson’s options.
Assuming Mr. Patterson’s employment was terminated under each of these circumstances on December 30, 2006, such payments and benefits have an estimated value of:

			Termination
			Without Cause or	For Cause
		Termination	Resignation for	Termination or
		Without	Good Reason	Resignation
		Cause (prior	(following a	(without a
Name	Payment/Benefit	to a CIC)	CIC)(1)	CIC)	Death(2)	Disability
Neal L. Patterson	Cash Severance	$5,136,846	$5,136,846	—	—	—
	Health Benefits
	Continuation(3)	$46,283	$46,283	—	$500,000	—
	Value of
	Accelerated
	Equity(4)(5)	$119,400	$1,694,100	—	—	—

1.	Assumes an effective Change in Control date of December 30, 2006.

2.	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, Mr. Patterson’s estate would receive an additional $500,000. In the event that Mr. Patterson died in a travel accident while on Cerner business, his estate would receive an additional $200,000.

3.	In the case of a Termination without Cause or Resignation for Good Reason, this includes the cost of premiums for health, vision and dental benefits over a three year period, based on the rates in effect on January 1, 2007.

4.	The payments relating to stock options represent the value of unvested, accelerated stock options as of December 30, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our Common Stock on December 29, 2006.

5.	Does not include the value of Mr. Patterson’s vested options of $22,404,540 as of December 30, 2006.
Paul M. Black; Earl H. “Trace” Devanny, III; Marc G. Naughton; and, Jeffrey A. Townsend
Termination by us without Cause (with or without a Change in Control event) or Resignation (for Good Reason following a Change in Control event): If we terminate any one of the above NEO’s employment without cause (as defined in the employment agreement), each one will be entitled to:
     Severance Pay: the equivalent of two weeks’ base salary (exclusive of commissions, advances against commissions, bonus and other non-salary compensation and benefits), except Mr. Devanny (who will be entitled to the equivalent of two years’ base salary, based on his annualized base salary amount at the time of the involuntary termination, less appropriate payroll deductions, which amounts are not payable should Mr. Devanny choose to accept other employment during the severance period), and Mr. Townsend (who does not have a severance pay provision in his employment agreement). In addition, if we terminate any one of the above NEO’s employment without Cause (as defined in our Enhanced Severance Pay Plan, see discussion above), with or without a Change in Control event, each one may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate (as defined in the Enhanced Severance Pay Plan), which eligibility would entitle him to both non-Change in Control Severance and Change in Control Severance (both defined in the Severance Play Plan) and such amounts would be in lieu of and not in addition to the severance, if any, set forth in their employment agreement.
     If any one of the above resigns for Good Reason upon a Change in Control event, he may be entitled to certain additional severance pay under our Enhanced Severance Pay Plan if he is found to be an Eligible Associate, which eligibility would entitle him to Change in Control Severance in such amounts as set forth in the Enhanced Severance Pay Plan.

     Equity Grants: unless otherwise provided in the award agreement at the time of grant, upon termination by us without cause, the above NEOs will forfeit any outstanding awards except that they will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement. Additionally, stock options issued after June 1, 2005 provide that upon termination of the NEO by us other than for Cause (as defined in the option agreement) or upon resignation for Good Reason (as defined in the option agreement) within 12 months following a Change in Control, all remaining unvested options shall vest immediately (at the time of the Change of Control, 50% of such unvested options would have vested under the terms of such option agreements).
Termination by us for Cause or upon Resignation (other than for Good Reason following a Change in Control event): If we terminate one of the above NEO’s employment for Cause (as defined in certain of the employment agreements) or if one of the above NEOs resigns his employment (other than for Good Reason following a Change in Control event), he will be entitled no further compensation or benefits under his employment agreement other than: unpaid salary, earned incentive pay and accrued and unused vacation in accordance with our policies.
     Equity Awards: Unless otherwise provided in the award agreement at the time of grant, upon termination for Cause (as defined in the award agreements) or resignation (other than for Good Reason if addressed and defined in the option agreement), the above NEO will forfeit any outstanding unvested awards on the termination date, and he will generally have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Termination upon Death or Disability: In the event one of the above NEO’s employment is terminated as a result of his disability or in the event of death, we will owe no further compensation under the employment agreement other than: unpaid salary, earned incentive pay and accrued and unused vacation in accordance with our policies.
     Benefits: Additionally, if employment is terminated as a result of death, the NEO’s estate is entitled to life insurance benefits under our group life insurance program equal to one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event of accidental death and dismemberment, the NEO’s estate would receive an additional one year’s salary, with a cap of $500,000, based upon his salary at the time of death. In the event the NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.
     Equity Awards: Unless otherwise provided in the award agreement at the time of grant, upon termination due to Disability or death, the above NEO will forfeit any outstanding awards except that he or his estate will have a period of time following termination of employment to exercise any vested options in accordance with the terms of each specific option agreement.
Noncompete Payments: If any of the above NEOs (other that Mr. Devanny or Mr. Townsend) is unable to obtain employment within three months after termination of his employment due solely to the noncompete restrictions set forth in his employment agreement, the noncompete provisions will continue to be enforceable only so long as we make to him monthly payments, during the remaining noncompete period, equivalent on an annualized basis, to his average earnings during the last three years of his employment. Mr. Devanny’s severance payments under his employment agreement are in lieu of any noncompete payments that he might otherwise receive. Mr. Townsend’s employment agreement does not address severance pay or noncompete payments.

Assuming each of the four NEOs (excluding Mr. Patterson, see table above) employment was terminated under each set of circumstances set forth above on December 30, 2006, the following table provides information regarding the estimated value of all such payments and benefits.

			Without Cause or	For Cause
			Resignation for	Termination
		Without	Good Reason	or Resignation
		Cause (prior	(following a	(without a
Name	Benefit	to a CIC)	CIC)(1)	CIC)	Death(2)	Disability
Marc G. Naughton	Cash Severance	$300,000	$748,111	—	—	—
	Benefits	—	—	—	$300,000	—
	Value of
	Accelerated Equity
	and Performance
	Awards(3)(4)	—	$196,088	—	—	—
	Noncompete
	Payments(5)	$812,612	$812,612	—	—	—
Earl H. Devanny, III	Cash Severance	$900,000	$2,615,965	—	—	—
	Benefits	—	—	—	$450,000	—
	Value of
	Accelerated Equity
	and Performance
	Awards(3)(4)	—	$271,538	—	—	—
	Noncompete
	Payments(5)	—	—	—	—	—
Paul M. Black	Cash Severance	$400,000	$1,207,450	—	—	—
	Benefits	—	—	—	$400,000	—
	Value of
	Accelerated Equity
	and Performance
	Awards(3)(4)	—	$271,538	—	—	—
	Noncompete
	Payments(5)	$1,365,278	$1,365,278	—	—	—
Jeffrey A. Townsend	Cash Severance	$400,000	$1,024,013	—	—	—
	Benefits	—	—	—	$400,000	—
	Value of
	Accelerated Equity
	and Performance
	Awards(3)(4)	—	$236,300	—	—	—
	Noncompete
	Payments(5)	—	—	—	—	—

1.	Assumes an effective Change in Control date of December 30, 2006.

2.	The value of death benefits includes the value of basic life insurance. In the event of accidental death and dismemberment, each NEO’s estate would receive the value of one year’s salary based upon his salary at the time of death. In the event an NEO died in a travel accident while on Cerner business his estate would receive an additional $200,000.

3.	The payments relating to stock options represent the value of unvested, accelerated stock options as of December 30, 2006, calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006.

4.	Does not include the value of the NEO’s vested options as of December 30, 2006, which would equal the following amounts: Marc G. Naughton, $2,856,256; Earl H. Devanny, III, $3,494,722; Paul M. Black, $0; and, Jeffrey A. Townsend, $3,291,325.

5.	Noncompete payments represent payments for months four to 21 per the terms of the employment agreement, assuming the executive officer is unable to obtain employment within three months after termination of his employment due solely to the noncompete restrictions set forth in his employment agreement. Mr. Devanny’s severance payments under his employment agreement are in lieu of any noncompete payments and Mr. Townsend’s employment agreement does not address noncompete payments.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
None our Directors is an executive officer of a public company of which a Company executive officer is a director. One of our Directors, Gerald E. Bisbee, Jr., Ph.D., has an interest in a reportable transaction as set forth under the section in this Proxy titled Certain Transactions; and such transaction was approved by the Board of Directors consisting of votes from only the disinterested Directors.
None of the Company’s Compensation Committee members (Gerald E. Bisbee, Jr., Ph.D., John C. Danforth, Nancy-Ann DeParle, Michael E. Herman, William B. Neaves, Ph.D. and William D. Zollars): i) during the last fiscal year, was an officer or employee of the Company; or ii) was formerly an officer of the Company.
CORPORATE GOVERNANCE
Code of Business Conduct and Ethics
We have adopted a Code of Conduct for all Cerner employees and Directors (including our Chief Executive Officer, Chief Financial Officer and corporate controller). Any amendments to or waivers of the Code of Conduct applicable to our Chief Executive Officer, Chief Financial Officer or corporate controller will be posted on www.cerner.com. There were no amendments to or waivers of the Code of Conduct in 2006.
Our Corporate Governance Guidelines, the charters of the Audit, Compensation, and Nominating, Governance & Public Policy Committees of the Board, and the Code of Conduct can all be found on our website at www.cerner.com under “About Cerner/Leadership.” Shareholders may also request a free copy of these documents from: Cerner Corporation c/o Secretary, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
Majority Voting for Directors
Cerner’s Bylaws provide that, in the case of an uncontested Director election (i.e., where the number of nominees is the same as the number of Directors to be elected), Directors are elected by the affirmative vote of a majority of the votes cast, in person or by proxy, by the holders of outstanding shares of stock entitled to vote for the election of Directors. Any incumbent nominee for Director who fails to receive the requisite majority vote at an annual or special meeting held for the purpose of electing Directors, where the election is uncontested, must promptly — following certification of the shareholder vote — tender his or her resignation to the Board. The independent Directors (excluding the Director who tendered the resignation) will evaluate any such resignation in light of the best interests of Cerner and its shareholders in determining whether to accept or reject the resignation, or whether other action should be taken. In reaching its decision, the Board may consider any factors it deems relevant, including the Director’s qualifications, the Director’s past and expected future contributions to Cerner, the overall composition of the Board and whether accepting the tendered resignation would cause Cerner to fail to meet any applicable rule or regulation (including NASDAQ Stock Market Marketplace Rules and federal securities laws). The Board will act on the tendered resignation, and publicly disclose its decision and rationale, within 90 days following certification of the shareholder vote.

NOMINATING, GOVERNANCE & PUBLIC POLICY COMMITTEE REPORT
The Nominating, Governance & Public Policy Committee of the Company is currently composed of three independent members of the Board of Directors (all of whom meet the applicable independence requirements of the SEC and The NASDAQ Stock Market Marketplace Rules) and operates under a written charter adopted by the Board of Directors, which charter is available for review on the Company’s website at www.cerner.com under: “About Cerner/Leadership/Nominating, Governance, & Public Policy Committee”. The Nominating, Governance & Public Policy Committee is appointed by the Board to provide assistance to the Board, the Chairman and the CEO of the Company in the areas of: (a) Board membership nomination, (b) committee membership selection and rotation practices, (c) evaluation of the overall effectiveness of the Board, (d) review and consideration of developments in corporate governance practices and (e) review and consideration of current and emerging political, corporate citizenship and public policy issues that may affect the business operations, performance or public image of the Company. The Committee’s goal is to assure that the composition, practices and operation of the Board contribute to value creation and effective representation of the Company’s shareholders and to foster Cerner’s commitment to operate its business worldwide in a manner consistent with the rapidly changing demands of society.
In 2006, the Nominating, Governance & Public Policy Committee: recommended to the Board that it adopt a majority-vote standard for the election of Directors and related amendments to the Company’s Corporate Governance Guidelines and Bylaws, which are available for review on the Company’s website at www.cerner.com under: “About Cerner/Leadership/Corporate Governance”; conducted a self-evaluation of the Board and Board committees; reviewed and recommended Committee member appointments; and, educated itself with respect to the content and operation of the Company’s Corporate Policies and Compliance Programs. The Nominating, Governance & Public Policy Committee also reviewed Director candidates in accordance with its charter and pursuant to that review, recommended the Director candidates listed in this Proxy as being the nominees best suited to serve the needs of the Company.
Nomination Process and Shareholder Access to Directors
Nominees may be suggested by Directors, members of management, shareholders or, in some cases, by a third party firm. In identifying and considering candidates for nomination to the Board, regardless of the source of the nomination, the Nominating, Governance & Public Policy Committee considers, in addition to the requirements set out in our Corporate Governance Guidelines and the Nominating, Governance & Public Policy Committee Charter, quality of experience, the needs of the Company and the range of talent and experience represented on the Board.
In its assessment of each potential candidate, the Nominating, Governance & Public Policy Committee will conduct a background evaluation and review the nominee’s: judgment; character and integrity; experience in business, healthcare, information technology, government and in areas that are relevant to our global activities; independence; understanding of our business or other related industries; and, such other factors the Nominating, Governance & Public Policy Committee determines are pertinent in light of the current needs of the Board. The Nominating, Governance & Public Policy Committee will also take into account the ability of a Director to devote the time and effort necessary to fulfill his or her responsibilities. The Nominating, Governance & Public Policy Committee may use the services of a third-party executive search firm to assist it in identifying and evaluating possible nominees for Director.
As stated above, the Nominating, Governance & Public Policy Committee will consider recommendations for directorships submitted by shareholders. Shareholders who wish the Nominating, Governance & Public Policy Committee to consider their recommendations for nominees for the position of Director should submit their recommendations in writing to the Nominating, Governance & Public Policy Committee in care of the Company’s Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. Recommendations by shareholders that are made in accordance with these procedures will receive the same consideration given to other potential nominees considered by the Nominating, Governance & Public Policy Committee. In addition, shareholders may submit Director nominations to the Company in accordance with the procedures described below in “Shareholder Proposals”.

The director nominees up for election at the 2007 Annual Shareholders’ Meeting, as set forth below in Proposal No. 1, were recommended by the Nominating, Governance & Public Policy Committee and nominated for re-election for a three year term by the full Board of Directors.
The Board provides a process for shareholders to send communications to the Board or any of the individual Directors. Shareholders may send written communications to the Board or any of the individual Directors c/o Secretary, Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117. All communications will be compiled by our Corporate Secretary and submitted to the Board or the individual Directors, as applicable, on a periodic basis.
Members of the Nominating, Governance & Public Policy Committee:
Gerald E. Bisbee, Jr., Ph.D.
John C. Danforth
William B. Neaves, Ph.D.

CERTAIN TRANSACTIONS
The Company leases an airplane from a company owned by Neal L. Patterson and Clifford W. Illig. In 2006, the airplane was leased on a per mile basis with no minimum usage guarantee. The lease rate is believed to approximate fair market value for this type of aircraft. During 2006, the Company paid an aggregate of $670,480 for rental of the airplane. The airplane is used principally by Mr. Devanny and Mr. Black to increase the number of client visits each can make and to reduce the physical strain of their heavy travel schedules. The Company intends to continue the use of the airplane in 2007.
The Company participates in the Health Management Academy, an industry-wide education forum, together with over 90 competitors, clients and potential clients of the Company. Gerald E. Bisbee, Jr., Ph.D., one of the Company’s Board members, owns approximately 50% of the common stock of Health Management Academy. The total amount of fees paid by the Company in 2006 to the Health Management Academy was $245,000. The Company intends to continue its participation in the Health Management Academy in 2007. Dr. Bisbee is a member of the Compensation Committee; however, he does not participate in executive officer equity grants or performance-based compensation plan decisions or actions undertaken by the Compensation Committee. Such matters are handled by a subcommittee of the Compensation Committee.
Certain executive officers have immediate family members who are employed by the Company. The compensation of each such family member was established by the Company in accordance with the Company’s employment and compensation practices applicable to employees with equivalent qualifications, experience, responsibilities and holding similar positions. Michael R. Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by the Company as Sr. Vice President, Technical Architecture and CernerWorks. Mr. Nill’s aggregate compensation for the fiscal year 2006 was $536,206. His compensation is not subject to approval by the Board of Directors. On April 25, 2006, Mr. Nill was awarded options under the Company’s Stock Option Plan F to purchase 20,000 shares of the Company’s Common Stock at an exercise price of $40.84 per share, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Mr. Nill vest at various amounts over a period of five years. Dr. David Nill, the brother of Julia M. Wilson, an executive officer of the Company, is employed by Cerner Health Connections, Inc. (a wholly-owned subsidiary of the Company) as Clinic Physician. Dr. Nill’s aggregate compensation for the fiscal year 2006 was $132,852. Dr. Nill’s compensation is not subject to approval by the Board of Directors. On September 1, 2006 and September 11, 2006, Dr. Nill was awarded options under the Company’s Stock Option Plan F to purchase 400 and 100 shares, respectively, of the Company’s Common Stock at an exercise price of $46.39 and 45.28 per share, respectively, which was the closing price of the Company’s Common Stock on the date the options were granted. The options granted to Dr. Nill vest at various amounts over a period of five years.
The Company believes that these various relationships and transactions were reasonable and in the best interests of the Company.
Policies and Procedures for Review and Approval of Transactions with Related Persons
We have established a conflict of interest policy to address instances in which an employee’s or Director’s private interests may conflict with the interests of the Company. We have established an ad hoc management committee, consisting of members from our legal department, to help administer our conflicts policy and to render objective determinations regarding whether any employee’s or Director’s private interests may interfere with the interests of the Company.
Conflicts of interest are also addressed in our Code of Conduct, which is published on our Internet website at www.cerner.com. Any waiver of any provision of our Code of Conduct for executive officers or Directors may be made only by the Board, and will be promptly disclosed as required by law or NASDAQ rule.
We solicit information annually from our Directors and executive officers in connection with the preparation of disclosures in our Proxy Statement. These questionnaires specifically seek information pertaining to any “related person” transaction. And, management informs the Board and/or its Committees regarding any potential “related person” transaction (within the meaning of Item 404(a) of the SEC’s Regulation S-K) of which management is aware, and such items are reviewed and approved by the Audit Committee on an annual basis.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
Section 16(a) of the Securities Exchange Act of 1934 requires our Directors, executive officers and persons who own more than 10% of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Executive officers, Directors and holders of 10% or more of our equity securities are required to furnish us with copies of all Section 16(a) reports they file.
Based solely on review of the copies of such reports furnished to us or written representations that no other reports were required, we believe that during the fiscal year ended December 30, 2006 all Section 16(a) filing requirements applicable to our executive officers, Directors and holders of 10% or more of our equity securities were complied with, except for two exceptions:
(1)	Gary E. Bisbee, Jr., Ph.D., John C. Danforth, Nancy-Ann DeParle, Michael E. Herman, William B. Neaves, Ph.D. and William D. Zollars filed the Form 4s related to their 2006 restricted stock grants of 2,500 shares each on June 7, 2006, which included the late reporting of all 2,500 shares granted to each Director on May 26, 2006. An internal oversight in reporting the restricted stock grants to the SEC reporting team resulted in the late filing of these Form 4s.

(2)	Cliff Illig filed a Form 4 on November 13, 2006, which included the late reporting of the sale of 15,000 shares of Company Common Stock on November 7, 2006. A third-party broker handling the transaction failed to follow the communicated reporting protocol, causing a delay in the transaction being reported to the SEC.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF
The table below sets forth information, as of March 15, 2007 (unless otherwise indicated below), with respect to the beneficial ownership of shares of Common Stock by: (a) each person known to us to own beneficially more than 5% of the aggregate shares of Common Stock outstanding, (b) each Director and nominee for election as a Director, (c) each executive officer named in the Summary Compensation Table, and (d) the executive officers and Directors of the Company as a group. Each of the persons, or group of persons, in the table below has sole voting power and sole dispositive power as to all of the shares shown as beneficially owned by them, except as otherwise indicated.

	Amount and Nature of		Percent of Shares
Name and Address of Beneficial Owner	Beneficial Ownership		Outstanding
FMR Corp.	11,720,790	(1)	14.74%
Neal L. Patterson	7,335,765	(2)	9.14%
The TCW Group, Inc.	7,068,501	(3)	8.89%
Waddell & Reed Ivy Investment Company	6,745,289	(4)	8.49%
Clifford W. Illig	5,122,615	(5)	6.43%
Wellington Management Company, LLP	4,560,736	(6)	5.74%
Vanguard Specialized Funds-Vanguard Health Care Fund	4,200,000	(6)	5.28%
Earl H. Devanny, III	145,442		*
Jeff Townsend	131,150		*
Michael E. Herman	110,200	(7)	*
Marc G. Naughton	100,368		*
Gerald E. Bisbee, Jr., Ph.D.	78,200		*
John C. Danforth	75,172		*
William B. Neaves, Ph.D.	58,000		*
Paul M. Black	29,507		*
Nancy-Ann DeParle	23,500		*
William D. Zollars	6,666		*
All Directors and executive officers, as a group (16 persons)	13,390,503		16.50%

*	Less than one percent.

(1)	Schedule 13G, dated February 14, 2007 and filed by FMR Corp., reported sole voting power with respect to 432,286 shares of Common Stock and sole dispositive power with respect to 11,720,790 shares of Common Stock. The address for FMR Corp. is 82 Devonshire Street, Boston, Massachusetts 02109.

(2)	Includes 833,173 shares held in trust for minor children with Jeanne Lillig-Patterson, wife of Neal L. Patterson, serving as trustee. Excludes 42,082 shares held by Jeanne Lillig-Patterson, wife of Neal L. Patterson, as to which Mr. Patterson disclaims beneficial ownership. The address for Mr. Patterson is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(3)	Schedule 13G, dated February 12, 2007 and filed by The TCW Group, Inc., on behalf of the TCW Business Unit, reported shared voting power with respect to 6,064,144 shares of Common Stock and shared dispositive power with respect to 7,068,501 shares of Common Stock. The address for TCW Group Inc. is 865 South Figueroa Street, Los Angeles, California 90017.

(4)	Schedule 13G, dated February 9, 2007 and filed by Waddell & Reed Financial, Inc. (“WDR”), Waddell & Reed Financial Services, Inc. (“WRFSI”), Waddell & Reed, Inc. (“WRI”), Waddell & Reed Investment Management Company (“WRIMCO”) and Ivy Investment Management Company (“IICO”), collectively (“Waddell”), reported sole voting and dispositive power of the following shares of Common Stock:

WDR: 6,745,289 (indirect) WRFSI: 5,911,889 (indirect) WRI: 5,911,889 (indirect) WRIMCO: 5,911,889 (direct) IICO: 833,400 (direct)

The address for Waddell is 6300 Lamar Avenue, Overland Park, Kansas 66202.

(5)	Includes 391,334 shares held in trust for minor children with Bonne A. Illig, wife of Clifford W. Illig, serving as trustee and 124,020 shares for which Mr. Illig has shared voting and dispositive power. The address for Mr. Illig is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.

(6)	Schedule 13G, dated February 14, 2007 and filed by Wellington Management Company, LLP (“Wellington”), reported Wellington having shared voting power with respect to 169,200 shares of Common Stock and shared dispositive power with respect to 4,560,736 shares of Common Stock. The Schedule 13G filed by Wellington also reported that Vanguard Specialized Fund – Vanguard Health Care Fund (“Vanguard”) owns more than five percent of these shares. Schedule 13G, dated February 13, 2007 and filed by Vanguard, reported sole voting power with regard to 4,200,000 shares of Common Stock. The address for Wellington Management Company, LLP is 75 State Street, Boston, Massachusetts 02109. The address for Vanguard is 100 Vanguard Blvd., Malvern, Pennsylvania 19355.

(7)	Excludes 1,800 shares held by Karen Herman, wife of Michael Herman, as to which Mr. Herman disclaims beneficial ownership. The address for Mr. Herman is Cerner Corporation, 2800 Rockcreek Parkway, North Kansas City, Missouri 64117.
FINANCIAL STATEMENTS
Our Annual Report to Shareholders for the fiscal year ended December 30, 2006 is enclosed with this Proxy Statement.

PROPOSAL NO. 1
ELECTION OF DIRECTORS
There are three nominees for election to the Board this year. Gary E. Bisbee, Jr., Ph.D., Nancy-Ann DeParle and Michael E. Herman are Class III Directors and have served on our Board since 1988, 2001 and 1995, respectively. The Board has nominated Dr. Bisbee, Ms. DeParle and Mr. Herman for re-election. Unless otherwise instructed, the persons named as proxies will vote for the election of Dr. Bisbee, Ms. DeParle and Mr. Herman. Each of the Director nominees has agreed to be named in this Proxy Statement and to serve if elected.
We know of no reason why any of the nominees would not be able to serve. However, if any nominee is unable or declines to serve as a Director, or if a vacancy occurs before election (which events are not anticipated), the persons named as proxies will vote for the election of such other person or persons as are nominated by the Board.
Information concerning each Director nominee is set forth above, along with information about other members of our Board.
The Company’s Board of Directors unanimously recommends
a vote FOR election of the nominees

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our independent registered public accounting firm during the year ended December 30, 2006 was KPMG. KPMG has audited our financial statements since 1983.
Audit and Non-Audit Fees
     Audit Fees. Fees paid or payable to KPMG totaled $1,053,000 and $668,000 for professional services rendered for the audit of our consolidated financial statements for the years ended December 30, 2006 and December 31, 2005, its reviews of our consolidated financial statements included in our quarterly reports on Form 10-Q, its audits of foreign subsidiaries in support of statutory reporting requirements and for its other audit services for the years ended December 30, 2006 and December 31, 2005, respectively.
     Audit-Related Fees. KPMG billed us an aggregate of $49,000 and $39,000 for audits of financial statements of certain employee benefit plans and for routine consultation on accounting and reporting matters that did not directly affect the consolidated financial statements for the years ended December 30, 2006 and December 31, 2005, respectively.
     Tax Fees. KPMG billed us an aggregate of $272,000 and $240,000 for tax services for the years ended December 30, 2006 and December 31, 2005, respectively, including fees for services relating to tax consultation and tax compliance services.
     All Other Fees. There were no other fees paid to KPMG for the years ended December 30, 2006 and December 31, 2005.
The Audit Committee has determined that the provision of services by KPMG described in the preceding paragraphs is compatible with maintaining KPMG’s independence. All permissible non-audit services provided by KPMG in 2006 were pre-approved by the Audit Committee. In addition, no audit engagement hours were spent by people other than KPMG’s full-time, permanent employees.
Pursuant to Section 202 of the Sarbanes-Oxley Act of 2002, our Audit Committee has approved all auditing and non-audit services performed to date and currently planned to be provided related to the fiscal year 2007 by our independent registered public accounting firm, KPMG. The services include the annual audit, quarterly reviews, issuances of consents related to SEC filings and certain tax compliance services.

PROPOSAL NO. 2
RATIFICATION OF THE APPOINTMENT OF KPMG
AS INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
Our Audit Committee has retained the firm of KPMG LLP as our independent registered public accounting firm for fiscal year 2007, and we are asking shareholders to ratify that appointment. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment but will not necessarily select another firm. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and our shareholders. Representatives of KPMG will be present at the Annual Shareholders’ Meeting, have the opportunity to make a statement and be available to answer questions.
The Company’s Board of Directors unanimously recommends
a vote FOR the ratification of the appointment of KPMG LLP
as our independent registered public accounting firm for fiscal year 2007

SHAREHOLDER PROPOSALS
If a shareholder would like to make a proposal at our 2008 annual meeting, including the nomination of a Director candidate, we must receive written notice no later than the close of business on December 19, 2007 in order that it may be considered for including in the proxy statement and form of proxy relating to that meeting. Shareholders wishing to submit proposals or Director nominations that are not to be included in such proxy statement and form of proxy must deliver notice no later than the close of business on January 25, 2008.
The notice must describe the proposed business, the shareholder’s name and address, a description of the class and number of shares of stock of the Company which are beneficially owned (as that term is defined in our Certificate of Incorporation) by the shareholder, any material interest of the shareholder in such business and all other information regarding the proposal which the Company would be required to provide in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission if proxies for the proposal were being solicited by the Company. Such proposals must also comply in full with the requirements of Rule 14a-8 under the Securities Act of 1934 and shareholders are also advised to review our Bylaws, which contain additional requirements with respect to advance notice of shareholder proposals and Director nominations. Notice must be sent to our Corporate Secretary at 2800 Rockcreek Parkway, North Kansas City, Missouri, 64117.
Any notice received after January 25, 2008 is untimely. We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements. Nominees recommended by shareholders of the Company in accordance with our advance notice provision will be considered by the Nominating, Governance & Public Policy Committee for recommendation for nomination by the Board.
OTHER MATTERS
We know of no other matters to be brought before the Annual Shareholders’ Meeting. If any other matter properly comes before the Annual Shareholders’ Meeting, it is the intention of the persons named in the enclosed Proxy Card to vote the shares represented by the proxies as the Board may recommend.
BY ORDER OF THE BOARD OF DIRECTORS,
Randy D. Sims
Secretary
North Kansas City, Missouri
April 17, 2007

TO: Cerner Corporation 401(k) Associate Participants
SUBJECT: Cerner 2007 Annual Shareholders’ Meeting: Electronic Voting Instructions
The Annual Shareholders’ Meeting of Cerner Corporation (the “Company”) will be held at 10:00 a.m., local time, on May 25, 2007. You have been enrolled to receive shareholder communications and to submit voting instructions via the Internet.
Please read the following information carefully.
As a participant in the Cerner Corporation Foundations Retirement Plan, you are entitled to instruct JPMorgan Chase (the “Trustee”) to vote the shares of Common Stock of the Company held by you under the Plan as of March 30, 2007. As of March 30, 2007 your Plan account reflected 123,456,789,012.000000 shares of Common Stock.
The number of shares of Common Stock shown includes any shares of Common Stock purchased as either an Associate contribution or Company contribution. Therefore, you may not be vested in the total number of shares of Common Stock indicated.
There are two items for which you may vote: (i) the election of three director nominees to serve for a three-year term; and, (ii) the ratification of the appointment of KPMG LLP as the independent registered public accounting firm of the Company for 2007.
Details about each of these items are provided in the 2007 Proxy Statement. The Board of Directors recommends that you vote “for” these items.
CONTROL NUMBER: 012345678901
You can enter your voting instructions and view the shareholder material at the following Internet site. If your browser supports secure transactions you will be automatically directed to a secure site.
http://www.proxyvote.com/0012345678901
To access Proxy Vote, you will need the above CONTROL NUMBER and a four digit PIN. The PIN number you will need is the last four digits of your social security number. Internet voting is accepted up to 11:59 p.m., EDT, May 24, 2007.
The 2006 Annual Report and 2007 Proxy Statement can be found at the following Internet site:
http://www.cerner.com/public/Cerner_2.asp?id=302

The Company’s 2006 Annual Report and its 2007 Proxy Statement may also be provided, at the participant’s request, in hard copy form. To receive a paper copy of the Company’s 2006 Annual Report and its 2007 Proxy Statement, please contact Kelly Askew at (816) 201-5515.
Once you submit your votes the process is complete and your votes will remain confidential.

2800 ROCKCREEK PARKWAY
NORTH KANSAS CITY, MO 64117
VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. EDT on May 24, 2007. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.
ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS
If you would like to reduce the costs incurred by Cerner Corporation in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access shareholder communications electronically in future years.
VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. EDT on May 24, 2007. Have your proxy card in hand when you call and then follow the instructions.
VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Cerner Corporation, c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.
IF YOU VOTE OVER THE INTERNET OR BY TELEPHONE, PLEASE DO NOT MAIL YOUR CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
CERNR1	KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.
CERNER CORPORATION

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2
		For	Withhold	For All	To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below.
		All	For All	Except
1.	Election of Directors:

01) Gerald E. Bisbee, Jr., Ph.D.
	02) Nancy-Ann DeParle 03) Michael E. Herman	☐	☐	☐

		For	Against	Abstain

2.	Ratification of the appointment of KPMG LLP as the independent registered public accounting firm of Cerner Corporation for 2007.	☐	☐	☐

(PLEASE SIGN AND DATE BELOW AND MAIL PROMPTLY IN THE ENCLOSED ENVELOPE)

This Proxy, when properly executed, will be voted in the manner directed herein by the undersigned shareholder(s). If no direction is made, this proxy will be voted “FOR” proposals 1 and 2.

In their discretion, the appointed proxies are to vote upon such other business as may properly come before the meeting which the Board of Directors does not have knowledge of a reasonable period of time before the solicitation of this proxy.

Please date and sign as name appears hereon. If shares are held jointly or by two or more persons, each shareholder named should sign. Executors, administrators, trustees, etc. should so indicate when signing. If the signer is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized person.

	Yes	No

Please indicate if you plan to attend the 2007 Annual Shareholders’ Meeting.	☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

CERNER CORPORATION
2800 Rockcreek Parkway	PROXY
North Kansas City, Missouri 64117

This Proxy is for the 2007 Annual Shareholders’ Meeting of Cerner Corporation, a Delaware corporation, to be held May 25, 2007, at 10:00 a.m., local time, at The Cerner Round auditorium in the Cerner Vision Center, located on the Cerner Campus at 2850 Rockcreek Parkway, North Kansas City, Missouri 64117.

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF CERNER CORPORATION.

The undersigned hereby appoints Clifford W. Illig and Neal L. Patterson, and each of them, jointly and severally, with full power of substitution, as attorneys-in-fact, to vote all the shares of Common Stock which the undersigned is entitled to vote at the 2007 Annual Shareholders’ Meeting of Cerner Corporation to be held on May 25, 2007, and at any adjournment thereof, on the transaction of any and all business which may come before said meeting, as fully and with the same effect as the undersigned might or could do if personally present for the purposes set forth.

The undersigned hereby acknowledges receipt of the Notice of Annual Shareholders’ Meeting, Proxy Statement, dated April 17, 2007, and the 2006 Annual Report to Shareholders.

PLEASE MARK, SIGN, DATE AND MAIL THIS PROXY IN THE ENVELOPE PROVIDED.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE